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                                 EXHIBIT 4.9.5





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                                    GUARANTY


            This Guaranty ("Guaranty") is made as of August 10, 1995, by ARLEN HOLDINGS CORP., a Delaware corporation ("Guarantor") in favor of SUMITOMO BANK OF CALIFORNIA ("Bank").


                               Factual Background

            A. Guarantor is executing this Guaranty to induce Bank to make certain credit facilities (the "Loan") available to Arlen Automotive, Inc., Grant Products, Inc. and G.T. Styling, Inc. (collectively, "Borrowers"), in the principal amount of Eleven Million Five Hundred Fifty Thousand and No/100 Dollars ($11,550,000.00) (the "Loan Amount"). The loan is to be evidenced, in part, by a Commercial Loan Agreement (the "Loan Agreement") entered into as of even date herewith between Bank and Borrowers, and promissory notes (the "Notes") dated as of even date herewith made payable to Bank.

            B. This Guaranty is one of several "Loan Documents", as that term is defined in the Loan Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

            C. Guarantor is affiliated with, and is interested in the financial success of, each of Borrowers, and will realize direct and indirect benefit as a result of the Loan being made available to Borrowers. In order to induce the Bank to make the Loan available to Borrowers, Guarantor is willing to make this Guaranty in favor of Bank.


                                    GUARANTY


            1.      Guaranty of Loan.

                    (a) Guarantor unconditionally guaranties to Bank the full payment of all of the obligations of Borrowers under the Loan Documents, including, without limitation, the payment of all indebtedness and accrued interest, and any and all charges, fees and expenses, under the Notes; the payment of all charges, fees and expenses for which Borrowers are obligated under the Loan Agreement; and any other fees, charges, sums, costs and expenses which may be owing at any time under any of the Loan Documents, as any or all of them may from time to time be modified, amended, extended or renewed (collectively, the "Loan Obligations"); and Guarantor unconditionally agrees to pay to Bank the full amount of the Loan Obligations.





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                    (b)      In addition to the foregoing, Guarantor hereby
agrees to pay any and all costs and expenses (including, without limitation, reasonable attorneys' fees and costs, including allocated costs for services of Bank's in-house counsel) incurred by Bank in enforcing any rights or remedies under this Guaranty (including in the context of any Insolvency Proceedings (as that term is hereinafter defined)). From the time(s) incurred until paid in full to Bank, all such sums shall bear interest at the Default Rate, as defined in the Loan Agreement.

                    (c) This is a guaranty of payment, not of collection. If Borrowers default in the payment when due of any of all or any part of the Loan Obligations, Guarantor shall in lawful money of the United States pay to Bank or its order, on demand, all sums due with respect to the Loan Obligations. If the amount outstanding under the Loan is determined by a court of competent jurisdiction, that determination shall be conclusive and binding on Guarantor, regardless of whether or not Guarantor was a party to the proceeding in which the determination was made.

            2. Rights of Bank. Guarantor authorizes Bank to perform any or all of the following acts at any time in its sole discretion, all without notice to Guarantor and without affecting Guarantor's obligations under this
Guaranty:

                    (a) Bank may alter any terms of the Loan Documents, including renewing, compromising, extending or accelerating, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, the Loan or any part of it.

                    (b) Bank may take and hold security for the Loan or this Guaranty, accept additional or substituted security for either, and subordinate, exchange, enforce, waive, release, compromise, fail to perfect and sell or otherwise dispose of any such security.

                    (c) Bank may direct the order and manner of any sale of all or any part of any security now or later to be held for the Loan or this Guaranty, and Bank may also bid at any such sale.

                    (d) Bank may apply any payments or recoveries from Borrowers, Guarantor or any other source, and any proceeds of any security, to Borrowers' obligations under the Loan Documents in such manner, order and priority as Bank may elect, whether or not those obligations are guarantied by this Guaranty or secured at the time of the application.





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                    (e)      Bank may release any Borrower or Borrowers of
their liability for the Loan, the Loan Obligations or any portion thereof.

                    (f) Bank may substitute, add or release any one or more guarantors or endorsers.

                    (g) In addition to the Loan, Bank may extend other credit to Borrowers, and may take and hold security for the credit so extended, all without affecting Guarantor's liability under this Guaranty.

            3. Guaranty to be Absolute. Guarantor expressly agrees that until the Loan Obligations are paid and performed in full and each and every term, covenant and condition of this Guaranty is fully performed, Guarantor shall not be released by or because of:

                    (a) Any act or event which might otherwise discharge, reduce, limit or modify Guarantor's obligations under this Guaranty;

                    (b) Any waiver, extension, modification, forbearance, delay or other act or omission of Bank, or its failure to proceed promptly or otherwise as against Borrowers, Guarantor or any security;

                    (c) Any action, omission or circumstance which might increase the likelihood that Guarantor may be called upon to perform under this Guaranty or which might affect the rights or remedies of Guarantor as against Borrower;

                    (d) Any dealings occurring at any time between Borrowers and Bank, whether relating to the Loan or otherwise; or

                    (e)      Any action of Bank described in Section 2 above.

                    Guarantor hereby acknowledges that absent this Section 3, Guarantor might have a defense to the enforcement of this Guaranty as a result of one or more of the foregoing acts, omissions, agreement, waivers or matters. Guarantor hereby expressly waives and surrenders any defense to any liability under this Guaranty based upon any of such acts, omissions, agreements, waivers or matters. It is the express intent of Guarantor that Guarantor's obligations under this Guaranty are and shall be absolute, unconditional and irrevocable.





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            4.      Guarantor's Waivers.  Guarantor waives:

                    (a) All statutes of limitations as a defense to any action or proceeding brought against Guarantor by Bank, to the fullest extent permitted by law;

                    (b) Any right it may have to require Bank to proceed against Borrowers, proceed against or exhaust any security held from Borrowers, or pursue any other remedy in Bank's power to pursue;

                    (c) Any defense based on any claim that Guarantor's obligations exceed or are more burdensome than those of Borrowers;

                    (d) Any defense based on: (i) any legal disability of Borrowers, (ii) any release, discharge, modification, impairment or limitation of the liability of Borrowers to Bank from any cause, whether consented to by Bank or arising by operation of law or from any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships ("Insolvency Proceeding") and (iii) any rejection or disaffirmance of the Loan, or any part of it, or any security held for it, in any such Insolvency Proceeding;

                    (e) Any defense based on any action taken or omitted by Bank in any Insolvency Proceeding involving any Borrower, including any election to have Bank's claim allowed as being secured, partially secured or unsecured, any extension of credit by Bank to any Borrower in any Insolvency Proceeding, and the taking and holding by Bank of any security for any such extension of credit;

                    (f) All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind except for any demand or notice by Bank to Guarantor expressly provided for in Section 1;

                    (g) Any defense based on or arising out of any defense that Borrowers may have to the payment or performance of the Loan Obligations or any part of it; and

                    (h) Any defense based on or arising out of any action of Bank described in Sections 2 or 3 above.





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            5.      Waivers of Subrogation and Other Rights and Defenses.

                    (a) Upon a default by Borrowers, Bank in its sole discretion, without prior notice to or consent of Guarantor, may elect to: (i) foreclose either judicially or nonjudicially against any real or personal property security it may hold for the Loan, (ii) accept a transfer of any such security in lieu of foreclosure, (iii) compromise or adjust the Loan or any part of it or make any other accommodation with Borrowers or Guarantor, or (iv) exercise any other remedy against any Borrower or any security. No such action by Bank shall release or limit the liability of Guarantor, who shall remain liable under this Guaranty after the action, even if the effect of the action is to deprive Guarantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Borrowers for any sums paid to Bank, whether contractual or arising by operation of law or otherwise. Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by Bank or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Loan.

                    (b) Regardless of whether Guarantor may have made any payments to Bank, Guarantor forever waives: (i) all rights of subrogation, all rights of indemnity, and any other rights to collect reimbursement from Borrowers for any sums paid to Bank, whether contractual or arising by operation of law (including, United States Bankruptcy Code or any successor or similar statute) or otherwise, (ii) all rights to enforce any remedy that Bank may have against Borrowers, and (iii) all rights to participate in any security now or later to be held by Bank for the Loan. Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, and indemnification Guarantor may have against Borrowers or against any collateral or security, shall be junior and subordinate to any rights Bank may have against Borrowers, and to all right, title and interest Bank may have in any such collateral or security. If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all Loan Obligations have not been paid in full, such amount shall be held in trust for Bank and shall forthwith be paid over to Bank to be credited and applied against the Loan Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

                    (c) Guarantor understands and acknowledges that if Bank forecloses judicially or nonjudicially against any real





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property security for the Loan, that foreclosure could impair or destroy any ability that Guarantor may have to seek reimbursement, contribution or indemnification from Borrowers or others based on any right Guarantor may have of subrogation, reimbursement, contribution or indemnification for any amounts paid by Guarantor under this Guaranty. Guarantor further understands and acknowledges that in the absence of this Section 5, such potential impairment or destruction of Guarantor's rights, if any, may entitle Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d. 40 (1968). By executing this Guaranty, Guarantor freely, irrevocably and unconditionally:
(i) waives and relinquishes that defense and agrees that Guarantor will be fully liable under this Guaranty even though Bank may foreclose judicially or nonjudicially against any real property security for the Loan; (ii) agrees that Guarantor will not assert that defense in any action or proceeding which Bank may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by Guarantor under this Guaranty include any right or defense that Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code (including, without limitation, any defense that any exercise by Bank of any right or remedy hereunder or under the Loan Documents violates, or would, in combination with the previous or subsequent exercise by Guarantor of any rights of subrogation, reimbursement, contribution, or indemnification against Borrowers or any other person, directly or indirectly result in, or be deemed to be, a violation of any of such statutory provisions); and (iv) acknowledges and agrees that Bank is relying on this waiver in making the Loan, and that this waiver is a material part of the consideration which Bank is receiving for making the Loan.

                    (d) Guarantor waives the Guarantor's rights of subrogation and reimbursement and any other rights and defenses available to the Guarantor by reason of Sections 2787 to 2855, inclusive, of the Civil Code including, without limitation, (1) any defenses the Guarantor may have to the Guaranty obligation by reason of an election of remedies by Bank and (2) any rights or defenses the Guarantor may have by reason of protection afforded to the Borrowers with respect to the obligation so guaranteed pursuant to the antideficiency or other laws of California limiting or discharging the Borrowers' indebtedness, including, without limitation, Section 580a, 580b, 580d, or 726 of the Code of Civil Procedure.

                    (e) Guarantor waives all rights and defenses arising out of an election of remedies by Bank, even though that





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election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Guarantor's rights of subrogation and reimbursement against the Borrowers by the operation of Section 580d of the Code of Civil Procedure of otherwise.

                    (f) No provision or waiver in this Guaranty shall be construed as limiting the generality of any other waiver contained in this Guaranty.

            6. Revival and Reinstatement. If Bank is required to pay, return or restore to any Borrower or any other person any amounts previously paid on any Loan Obligations because of any Insolvency Proceeding of any Borrower or any other reason, the obligations of Guarantor shall be reinstated and revived and the rights of Bank shall continue with regard to such amounts, all as though they had never been paid.

            7. Information Regarding Borrowers. Before signing this Guaranty, Guarantor investigated the financial condition and business operations of Borrowers, the present and former condition, uses and ownership of its properties, and such other matters as Guarantor deemed appropriate to assure itself of Borrowers' ability to discharge its obligations under the Loan Documents. Guarantor assumes full responsibility for that due diligence, as well as for keeping informed of all matters which may affect Borrowers' ability to pay and perform its obligations to Bank. Bank has no duty to disclose to Guarantor any information which Bank may have or receive about Borrowers' financial condition or business operations, or any other circumstances bearing on Borrowers' ability to perform.

            8. Subordination. All rights of Guarantor to receive any payments by Borrowers (including withdrawal of capital invested or receipt of other distributions from any Borrower) shall at all times by subordinate as to lien and time of payment and in all other respects to the full and prior payment to Bank of the Loan Obligations; provided, however, so long as no Event of Default has occurred and is continuing under the Loan Agreement, Borrowers shall be permitted to make payments of interest, tax treaty payments and management fees as reflected in financial reports provided to Bank. Subject to the foregoing, Guarantor shall not be entitled to enforce or receive payment of any sums hereby subordinated until all Loan Obligations have been paid and performed in full and any such sums received in violation of this Guaranty shall be received by Guarantor in trust for Bank.





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            9.      Guarantor's Representations and Warranties.  Guarantor
represents and warrants that:

                    (a) All financial statements and other financial information furnished or to be furnished to Bank in all material respects do or will fairly represent the financial condition of Guarantor (including all contingent liabilities);

                    (b) All financial statements were or will be prepared in accordance with generally accepted accounting principles, or such other accounting principles as may be acceptable to Bank at the time of their preparation, consistently applied; and

                    (c) There has been no material adverse change in Guarantor's financial condition since the dates of the statements most recently furnished to Bank.

            10. Events of Default. Bank may declare Guarantor to be in default under this Guaranty upon the occurrence of any of the following events.

                    (a) Guarantor fails to perform any of its obligations under this Guaranty; or

                    (b) Guarantor revokes this Guaranty or this Guaranty becomes ineffective for any reason; or

                    (c) Any representation or warranty made or given by Guarantor to Bank proves to be false or misleading in any material respect; or

                    (d) Guarantor becomes insolvent or the subject of any Insolvency Proceeding; or

                    (e) Guarantor dies, dissolves or liquidates, or any of these events happens to Guarantor's chief executive, or Guarantor's president ceases for any reason to act in that capacity.

            11. Waiver of Jury Trial. Guarantor acknowledges that jury trials often entail additional expenses and delays not occasioned by nonjury trials. Guarantor further agrees and stipulates that a fair trial may be had before a state or federal judge by means of a bench trial without a jury. In view of the foregoing, and as a specifically negotiated provision of this Guaranty, Guarantor hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (1) arising under this Guaranty or any other instrument, document or agreement executed or delivered in connection herewith, or (2) in any way connected with or related or incidental to the dealings of Borrowers, Bank and





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Guarantor or any of them with respect to this Guaranty or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and Guarantor hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that Bank may file an original counterpart or a copy of this section with any court as written evidence of the consent of Guarantor to the waiver of their right to trial by jury.

            12. Authorization; No Violation. Guarantor is authorized to execute, deliver and perform under this Guaranty, which is a valid and binding obligation of Guarantor. No provision or obligation of Guarantor contained in this Guaranty violates any applicable law, regulation or ordinance, or any order or ruling of any court or governmental agency. No such provision or obligation conflicts with, or constitutes a breach or default under, any agreement to which Guarantor is a party. No consent, approval or authorization of or notice to any person or entity is required in connection with Guarantor's execution of and obligations under this Guaranty.

            13. Additional and Independent Obligations. Guarantor's obligations under this Guaranty are in addition to its obligations under any other existing or future guaranties, each of which shall remain in full force and effect until it is expressly modified or released in a writing signed by Bank. Guarantor's obligations under this Guaranty are independent of those of Borrowers on the Loan. Bank may bring a separate action against Guarantor without first proceeding against Borrowers, any other person or any security that Bank may hold, and without pursuing any other remedy. Bank's rights under this Guaranty shall not be exhausted by any action by Bank until all of the Loan Obligations have been paid and performed in full.

            14. No Waiver; Consents; Cumulative Remedies. Each waiver by Bank must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from Bank's delay in exercising or failure to exercise any right or remedy against Borrowers, Guarantor or any security. Consent by Bank to any act or omission by Borrowers or Guarantor shall not be construed as a consent to any other or subsequent act or omission, or as a waiver of the requirement for Bank's consent to be obtained in any future or other instance. All remedies of Bank against Borrowers and Guarantor are cumulative.





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            15.     No Release.  Guarantor shall not be released from its
obligations under this Guaranty except by a writing signed by Bank.

            16. Heirs, Successors and Assigns; Participations. The terms of this Guaranty shall bind and benefit the heirs, legal representatives, successors and assigns of Bank and Guarantor; provided, however, that Guarantor may not assign this Guaranty, or assign or delegate any of its rights or obligations under this Guaranty, without the prior written consent of Bank in each instance. Bank in its sole discretion may sell or assign participations or other interests in the Loan and this Guaranty, in whole or in part, all without notice to or the consent of Guarantor and without affecting Guarantor's obligations under this Guaranty.

            17. Notices. All notices given under this Guaranty must be in writing and shall be effectively served upon delivery by facsimile or otherwise, or if mailed, upon the first to occur of receipt or the expiration of seventy-two hours after deposit in certified United States mail, postage prepaid, sent to the party at its address given at the end of this Guaranty. Those addresses may be changed by Bank or Guarantor by written notice to the other party. Service of any notice on any one Guarantor signing this Guaranty shall be effective service on Guarantor for all purposes.

            18. Rules of Construction. When the context and construction so require, all words used in the singular shall be deemed to have been used in the plural and vice versa. No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Guaranty.
All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty.

            19. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of California.

            20. Costs and Expenses. Without limiting the generality of the obligation of Guarantor to pay the fees and expenses of Bank as provided in
Section 1 hereof, if any lawsuit, reference or arbitration is commenced which arises out of, or which relates to this Guaranty, the Loan Documents or the Loan, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys' fees (including allocated costs for services of in-house counsel) in the action or proceeding, in addition to costs and expenses otherwise allowed by law.





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            21.     Consideration.  Guarantor acknowledges that it expects to
benefit from Bank's extension of the Loan to Borrowers because of its relationship to Borrowers, and that it is executing this Guaranty in consideration of that anticipated benefit.

            22. Integration; Modifications. This Guaranty supersedes all oral negotiations and prior writings with respect to its subject matter, and is intended by Guarantor and Bank as the complete and final expression of the agreement with respect to the terms and conditions set forth in this Guaranty. This Guaranty may not be modified except in a writing signed by both Bank and Guarantor.

            23. Miscellaneous. The liability of all persons who are in any manner obligated under this Guaranty shall be joint and several. The illegality or unenforceability of one or more provisions of this Guaranty shall not affect any other provision. Time is of the essence in the performance of this Guaranty by Guarantor.

                    24. Counsel. Guarantor acknowledges that Guarantor has had adequate opportunity to carefully read this Guaranty and to consult with an attorney of Guarantor's choice prior to signing it.

            IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the date first above written.


"Guarantor":                                   Address Where Notices to
                                               Guarantor are to be Sent:

ARLEN HOLDINGS CORP.,                          Arlen Holdings Corp.
a Delaware corporation                         505 Eighth Avenue, Suite 300
                                               New York, NY 10018
                                               Attention:  Mr. Allan J. Marrus
By  /s/ Allan J. Marrus
    -------------------
    Allan J. Marrus
    President

By  /s/ Stephen B. Delman                      Address Where Notices to Bank
    ---------------------                      are to be Sent:
    Stephen B. Delman
    Assistant Secretary
                                               Sumitomo Bank of California
                                               611 West Sixth Street
                                               Suite 3900
                                               Los Angeles, California 90071
                                               Attn: Matthew R. Van Steenhuyse






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